EXHIBIT 99.14

EXECUTION VERSION

Schedule
to the
2002 Master Agreement

dated as of 10 December, 2009

between

Deutsche Bank AG, acting through its London branch ("Party A")	and	Virgin Entertainment Investment Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands ("Party B")

Part 1
Termination Provisions

In this Agreement:-

(a)	Specified Entity. "Specified Entity" is not applicable in relation to Party A and Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v).

(b)	Specified Transaction. Specified Transaction will have the meaning specified in Section 14.

(c)	Cross Default. The "Cross Default" provision (Section 5(a)(vi)) will apply to Party A and Party B subject to amendment by adding at the end thereof the following words:

"and in either case, the other party determines in good faith that it has reasonable grounds to conclude that the performance by such party of its financial obligations hereunder is endangered."

Specified Indebtedness

Instead of the definition in Section 14 of this Agreement, "Specified Indebtedness" means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

Threshold Amount

"Threshold Amount" means:

(i) with respect to Party A, one percent (1%) of the shareholders’ equity of Party A (as shown in the most recent audited financial statements of Party A); and

(ii) with respect to Party B, the lesser of three percent (3%) of the shareholders’ equity of Party B (as shown in the most recent audited financial statements of Party B) and USD

EXECUTION VERSION

10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

(d)	Credit Event Upon Merger. The "Credit Event Upon Merger" provision (Section 5(b)(v)) will apply to Party A and Party B.

(e)	Automatic Early Termination. The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A or Party B.

(f)
Termination Currency.  "Termination Currency" means the currency selected by the party which is not the Defaulting Party or the Affected Party, as the case may be, or where there is more than one Affected Party the currency agreed by Party A and Party B.  However, the Termination Currency will be one of the currencies in which payments are required to be made in respect of Transactions.  If the currency selected is not freely available, or where there are two Affected Parties and they cannot agree on a Termination Currency, the Termination Currency will be United States Dollars.

(g)	Additional Termination Event. Additional Termination Event will not apply.

(h)
Value of the Shares on the occurrence of an Event of Default. Notwithstanding anything to the contrary in Section 6 of the Agreement, for the purposes of determining the Value of the Shares that constitute Posted Collateral under the ISDA Credit Support Deed, the Non-defaulting Party will, upon on the designation of an Early Termination Date following an Event of Default, when making any calculation pursuant to Section 6(e) of the Agreement be entitled to use the “Volume Weighted Average Price” ("VWAP") per Share on a relevant date with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time), by reference to the Bloomberg Page ‘VMED Q <Equity> AQR <Go>’ (or any successor thereto) or any similar pricing source for VWAP prices or closing prices on such date as reference sources for the Shares held as Posted Collateral.

EXECUTION VERSION

Part 2
Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e), Party A and Party B each makes the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:-

(i)	the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

(iii)	the satisfaction of the agreement of the other party contained in Section 4(d);

except that it will not be a breach of this representation where reliance is placed on clause (ii) above, and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f),

(i)	Party A makes no Payee Tax Representations.

(ii)	Party B makes no Payee Tax Representations.

EXECUTION VERSION

Part 3
Agreement to Deliver Documents

Each party agrees to deliver the following documents as applicable:-

(a)           For the purpose of Section 4(a)(i) of this Agreement, tax forms, documents or certificates to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which To be delivered

Party B	A properly executed United States Internal Revenue Service Form W-8BEN (or any successor thereto).	(i) Upon execution and delivery of this Agreement; and (ii) promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

(b)           For the purpose of Section 4(a)(ii) of this Agreement, other documents to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A and Party B	Evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Agreement or any Confirmation on its behalf	Upon execution of this Agreement and, if requested, upon execution of any Confirmation	Yes

Party A and Party B	A copy of the annual report for such party containing audited or certified financial statements for the most recently ended financial year	Upon request, as soon as publicly available (with respect to Party A) or available (with respect to Party B)	Yes

Party B	A copy of (i) the resolution of the Board of Directors of Party B approving the entering into of this Agreement and	Upon execution of this Agreement	Yes

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the Transactions contemplated hereby, (ii) a copy of the constituent documents of Party B, in each case certified by an authorised officer of Party B that such documents are in full force and effect.

Party A and Party B	A copy of any Credit Support Document duly executed by such party	Upon execution of this Agreement	No

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Part 4
Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a):-

(i)	Address for notices or communications to Party A :-

Address specified in the Confirmation or otherwise advised by the acting Office sending the same.

Any notice or communication sent to Party A in connection with any matter arising under Section 5 or 6 will be copied to the following address:

Deutsche Bank AG, Head Office Taunusanlage 12 60262 Frankfurt GERMANY
Attention:	Legal Department
Fax:	0049 69 910 36097

and

Deutsche Bank AG, London branch Winchester House 1 Great Winchester Street London EC2N 2DB
Attention:	Head of Equities Legal
Fax:	+44 207 545 4437

All other notices to Party A will be sent directly to the Office through which Party A is acting for the relevant Transaction, using the address and contact particulars specified in the Confirmation of that Transaction or otherwise notified.

(ii)	Address for notices or communications to Party B:-

Address:	Craigmuir Chambers P.O. Box 71 Road Town Tortola British Virgin Islands	Attention:	The Directors

		Facsimile No.:	+1 284 494 2233

EXECUTION VERSION

With a copy to:-

Address:	RBC Secretaries (CI) Limited La Motte Chambers La Motte Street St Helier JE1 1BJ Jersey	Attention:	Paul Fauvel

		Facsimile No.:	01534 602 035

(For all purposes.)

(b)	Process Agent. For the purpose of Section 13(c):-

Party A: Not Applicable

Party B appoints as its Process Agent:  Virgin Management Ltd, The School House, 50 Brook Green, London, W6 7RR, Attention: Company Secretary Fax 0203 126 3610

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b):-

Party A is not a Multibranch Party.

Party B is not a Multibranch Party

(e)	Calculation Agent. The Calculation Agent is Party A unless otherwise agreed in a Confirmation in relation to the relevant Transaction.

(f)
Credit Support Document.  Details of any Credit Support Document:  With respect to both parties: the ISDA Credit Support Deed between the parties dated on or about the date hereof and the Jersey law governed security interest agreement (custodian rights) between the parties dated on or about the date hereof.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A:  Not applicable.

Credit Support Provider means in relation to Party B:  Not applicable.

(h)	Governing Law. This Agreement will be governed by and construed in accordance with English law and each party hereby submits to the jurisdiction of the English Courts.

(i)
Netting of Payments.  Multiple Transaction Payment Netting will not apply for the purposes of Section 2(c) of this Agreement. Nevertheless, to reduce settlement risk and operational costs, the parties agree that they will endeavour to net across as many Transactions as practicable wherever the parties can administratively do so.

(j)	Affiliate. Affiliate will have the meaning specified in Section 14 of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement:

EXECUTION VERSION

“Specified Entity” means in relation to Party A and Party B, such party’s Affiliates.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation. Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:-

(i)           Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)           Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)           Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)           Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(n)
Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(a)
Scope of Agreement.  Notwithstanding anything to the contrary in the Agreement, this Agreement is Transaction-specific and only the prepaid variable forward Transaction between the parties in respect of the shares of Virgin Media, Inc. (the “Shares”) dated on or around the date of this Agreement (the "Forward Transaction") will be governed by and be subject to this Agreement.

(b)	Change of Account. Section 2(b) of this Agreement is hereby amended by the addition of the following after the word "delivery" in the first line thereof:-

EXECUTION VERSION

"to another account in the same legal and tax jurisdiction as the original account"

(c)
Incorporation of Protocol Terms.  The parties agree that the definitions and provisions contained in Annexes 1 to 18 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on 15 July, 2003 are incorporated into and apply to this Agreement.  References in those definitions and provisions to any “ISDA 2002 Master Agreement” and/or “2002 Master” will be deemed to be references to this Agreement.

(d)
Indemnifiable Tax.  For the avoidance of doubt and for purposes of the Forward Transaction, any applicable withholding tax on any manufactured payments or distributions from Party A to Party B shall not be an Indemnifiable Tax.

EXECUTION VERSION

IN WITNESS WHEREOF the parties have executed this Schedule on the respective dates specified below with effect from the date specified on the first page of this document.

DEUTSCHE BANK AG, acting	VIRGIN ENTERTAINMENT INVESTMENT
through its London branch	HOLDINGS LIMITED

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

By:	By:

Name:	Name:
Title:	Title:
Date:	Date: